UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ____________________________________
SCHEDULE 14A ____________________________________
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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TOWNSQUARE MEDIA, INC. ____________________________________________________________________
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To the Stockholders of Townsquare Media, Inc.:
I am pleased to invite you to attend the annual meeting of stockholders of Townsquare Media, Inc., which will be held at the Company’s corporate offices, located at 240 Greenwich Avenue, Greenwich, Connecticut 06830, on May 28, 2015 at 9:00 a.m., Eastern Daylight Time. You will be able to attend and submit your questions during the Annual Meeting.
Information about the Annual Meeting, nominees for the election of directors and the other proposals to be voted on by stockholders is presented in the following notice of annual meeting and proxy statement.
Whether or not you plan to attend the annual meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card. It is important that your shares be represented. We look forward to speaking with you at the Annual Meeting on May 28, 2015.

Sincerely,

Steven Price
Chief Executive Officer and
Chairman of the Board of Directors

TOWNSQUARE MEDIA, INC.
240 Greenwich Avenue
Greenwich, Connecticut 06830
(203) 861-0900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 28, 2015
9:00 a.m., Eastern Daylight Time
The Annual Meeting of Stockholders of Townsquare Media, Inc. will be held at the Company’s corporate offices, located at 240 Greenwich Avenue, Greenwich, Connecticut 06830, on May 28, 2015 at 9:00 a.m., Eastern Daylight Time, for the following purposes:
Items of Business
(a)    To elect two members of the Board of Directors. The Board intends to present for reelection the following two nominees: B. James Ford and David Lebow;
(b)    To ratify the appointment of McGladrey LLP as the independent registered public accounting firm for 2015; and
(c)    To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.
Record Date
Close of business on April 2, 2015.

Sincerely,

Steven Price
Chief Executive Officer and
Chairman of the Board of Directors

Greenwich, CT
April 14, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 28, 2015:
The Notice of Internet Availability of Proxy Materials, Notice of Meeting and
Proxy Statement are available free of charge at https://materials.proxyvote.com/892231

TOWNSQUARE MEDIA, INC.
240 Greenwich Avenue
Greenwich, Connecticut 06830
(203) 861-0900

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
April 14, 2015

GENERAL INFORMATION
Why am I receiving these materials?
Townsquare Media, Inc. (“Townsquare” or the “Company”) has made these materials available to you on the internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2015 annual meeting of stockholders (the “Annual Meeting”) to be held at the Company’s corporate offices, located at 240 Greenwich Avenue, Greenwich, Connecticut 06830, on May 28, 2015 at 9:00 a.m., Eastern Daylight Time, and at any postponement(s) or adjournment(s) thereof.
Townsquare is providing you this proxy statement (the “Proxy Statement”), the enclosed proxy card and the attached notice of internet availability of proxy materials (the “Notice”) because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting at the Company’s corporate offices, located at 240 Greenwich Avenue, Greenwich, Connecticut 06830, to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the internet, by phone or by mail, if you requested printed copies of the proxy materials.
The Company is first distributing this proxy statement on or about April 14, 2015 to all stockholders of record entitled to vote at the Annual Meeting.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company uses the internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending the Notice to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of its annual meeting and the cost to the Company associated with the physical printing and mailing of materials.
What is included in these proxy materials?
These proxy materials include:

•	The Notice of 2015 Annual Meeting of Stockholders;

•	This Proxy Statement for the 2015 Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015 (the “Annual Report”); and

•	The Company's annual shareholder letter for the year ended December 31, 2014, as filed with the SEC on Form 8-K on January 20, 2015.

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

The Company is aware of two matters to be voted on by stockholders of record at the Annual Meeting:

1.	Reelection to the Board of the two nominees named in this Proxy Statement (“Proposal One”); and

2.	Ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2015 (“Proposal Two”).

Stockholders entitled to vote may vote “For” or “Against” either of the proposals or may abstain from voting on either of the proposals.

Will any other business be conducted at the Annual Meeting?
Other than the proposals referred to in this Proxy Statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	“FOR” Proposal One, the reelection to the Board of each of the two nominees named in this Proxy Statement; and

•	“FOR” Proposal Two, the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2015.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at http://www.townsquaremedia.com/equity-investors/sec-filings. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by email will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
Holders of record of the Company’s Class A common stock and Class B common stock at the close of business on April 2, 2015 (the “Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting as set forth below. As of the Record Date, there were 9,457,242 shares of Class A common stock outstanding and 3,022,484 shares of Class B common stock outstanding.
Number of Votes by Class. Each share of Class A common stock will entitle the holder thereof to one vote for each proposal contained in this Proxy Statement. Each share of Class B common stock will entitle the holder thereof to ten votes for each proposal contained in this Proxy Statement. Holders of shares of the Company’s Class C common stock are not entitled to any voting rights with respect to such shares of Class C common stock. The holders of Class A common stock and Class B common stock will vote together on each proposal as a single class.
Proposal One. The reelection of each director will require the affirmative vote of a plurality of the votes cast by the holders of record of capital stock entitled to vote in the election of such directors. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote (as described below)) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
Proposal Two. The approval of McGladrey LLP as the Company’s independent registered public accounting firm for 2015 will require the affirmative vote of the holders of a majority in voting power of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
If, on the Record Date, your shares were registered directly in your name with Townsquare’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may cast your vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, the Company urges you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
If I am a stockholder of record, how do I vote?
If you are a stockholder of record, you may vote:

•	Via the Internet. You may vote by proxy via the internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	At the Annual Meeting. You may also vote in person at the Annual Meeting. For more information, see “What do I need to attend the Annual Meeting?”

If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name, you may vote:

•
Via the Internet. You may vote by proxy via the internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

•
At the Annual Meeting. You may also vote at the Annual Meeting if you obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

What do I need to attend the Annual Meeting?
You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the Record Date. Admission will begin at 8:30 a.m. Eastern Daylight Time on the date of the Annual Meeting, and you must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting. The meeting will begin promptly at 9:00 a.m. Eastern Daylight Time. Stockholders may request directions to the Company’s offices in order to attend the Annual Meeting by calling (203) 861-0900.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of capital stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. If there is no quorum, the Company may adjourn the Annual Meeting to another date to solicit additional proxies.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Stuart Rosenstein and Alex Berkett, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Broker non-votes and abstentions will, however, be counted towards determining whether or not a quorum is present.
Which proposals are considered “routine” or “non-routine”?
The ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2015 (Proposal Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal Two.
The other proposal, the reelection of two directors (Proposal One), is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal One.
How many votes are needed to approve each proposal?
Proposal One. To be approved, the Company’s bylaws provide that the election of each director requires the affirmative vote of a plurality of the votes cast by the holders of record of capital stock entitled to vote in the election of such directors present in person or represented by proxy and voting at the Annual Meeting.
Proposal Two. To be approved, Proposal Two (the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm) requires the affirmative vote of holders of a majority of the votes cast by the holders of record of capital stock entitled to vote, present in person or represented by proxy at the Annual Meeting.

How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority or plurality of the votes cast by the holders of record of capital stock entitled to vote and present or represented by proxy and voting at the Annual Meeting.
In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the day before the Annual Meeting, you may change your vote using the internet or telephone methods described above, in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting in person will not automatically revoke your proxy unless you properly vote at the Annual Meeting in person or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at Townsquare Media, Inc., 240 Greenwich Avenue, Greenwich, Connecticut 06830 prior to the Annual Meeting.
Who will serve as the inspector of election?
A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
How will the Company’s directors and officers vote on the proposals?
The directors and executive officers of Townsquare have informed Townsquare that, as of the date of the filing of this proxy statement, they intend to vote all shares of Class A and Class B common stock owned by them “For” Proposal One and Proposal Two. As of the Record Date, the directors and executive officers owned, in the aggregate, 1,018,260 shares of Class A common stock and 4,498,605 shares of Class B common stock entitled to vote at the Annual Meeting.
Who pays for the expenses of solicitation?
Townsquare's Board is soliciting your proxy on behalf of the Company. The Company pays for the costs of the distribution of the proxy materials and solicitation of proxies. As part of this process, the Company reimburses brokerage houses and other custodians, nominees and fiduciaries for their expenses for forwarding proxy and solicitation materials to its stockholders. Townsquare's directors, officers and employees may also solicit proxies on its behalf in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

Who counts the votes?
The Company has engaged Broadridge as its independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results are expected to be published on a Current Report on Form 8-K filed within four business days after the Annual Meeting.
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
The Company’s principal executive offices are located at 240 Greenwich Avenue, Greenwich, Connecticut 06830, and the Company’s main telephone number is (203) 861-0900.
Whom may I contact with questions?
If you have any questions or require any assistance with voting your shares, please contact Broadridge at 1-800-579-1639.
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 annual meeting of stockholders?
Notice of any proposal that a stockholder intends to present at the 2016 annual meeting of stockholders, as well as any director nominations, must be delivered to the Company’s Secretary by mail at 240 Greenwich Avenue, Greenwich, Connecticut 06830, or by email at investors@townsquaremedia.com, not earlier than January 29, 2016 and not later than the close of business on February 29, 2016. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2016 annual meeting of stockholders. To be included in the Company’s proxy statement, all proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Nominees for Reelection to the Board
Listed below are the two nominees for reelection as a director, each of whom currently serves on the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement. Each of the directors listed below has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. Each director elected at the Annual Meeting will serve a three-year term.

Name	Age as of the Annual Meeting	Position with the Company
B. James Ford	47	Director
David Lebow	53	Director
The Board and its Nominating and Corporate Governance Committee believe the skills, qualities, attributes and experience of Mr. Ford and Mr. Lebow provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and the Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.
B. James Ford. Mr. Ford joined Townsquare’s Board of Directors in 2010. Mr. Ford is a Managing Director and Portfolio Manager (U.S.) at Oaktree. Mr. Ford joined Oaktree in 1996 following graduation from the Stanford Graduate School of Business. Prior thereto, Mr. Ford served as a consultant at McKinsey & Co. and a financial analyst in the Investment Banking Department of PaineWebber Incorporated. Previously, he was an acquisitions analyst for National Partnership Investments Corp., a real estate investment firm. In addition to an M.B.A. from Stanford, Mr. Ford received a B.A. degree in Economics from the University of California at Los Angeles. Mr. Ford is qualified to serve on Townsquare’s Board of Directors due to his substantial management and finance experience.
David Lebow. Mr. Lebow joined Townsquare’s Board of Directors in 2010. Mr. Lebow is Chief Revenue Officer at YP. Prior to joining YP in January 2013, Mr. Lebow served as President-Revenue of Group Commerce in NYC, a role he assumed in June 2011. He served as Acting Chief Executive Officer and a director of Oberon Media, Inc. from October 2010 through February 2011 and served as Chief Executive Officer/President of Internet Broadcasting Systems, from July 2007 through June 2010. He also served as a board member of Internet Broadcasting Systems. Mr. Lebow was Executive Vice President and General Manager of AOL Media Networks from 2002 to 2007. In this role, he oversaw the AOL Commerce business, AOL’s advertising operations, and played a large role transforming AOL from a dialup ISP into a consumer web portal. He served as senior vice president of Emmis Communications, a diversified media company. He also oversaw media properties for AMFM/Chancellor Media. In January 2010, he was elected to the Ithaca College Board of Trustees where he serves as Vice Chairman. Mr. Lebow graduated from Ithaca College in 1983 with a degree in broadcast communications management. Mr. Lebow is qualified to serve on Townsquare’s Board of Directors due to his substantial experience in the Company’s industry and his management experience.
Directors
The following sets forth information regarding the Company’s current Board of Directors. Biographical information pertaining to Mr. Ford and Mr. Lebow, who are current nominees for reelection to the Board in this Annual Meeting, can be found in the section above entitled “Nominees for Reelection to the Board.”

Name	Age as of the Annual Meeting	Position with the Company
Steven Price	53	Chairman and Chief Executive Officer
B. James Ford	47	Director
Gary Ginsberg	52	Director
Stephen Kaplan	56	Director
David Lebow	53	Director
David Quick	35	Director
Amy Miles	48	Director

Steven Price. Mr. Price founded Townsquare in May 2010 and is the Founder and Managing Director of FiveWire, an entity formed for the purpose of investing in the Company. Prior to co-founding FiveWire in January 2009, Mr. Price was a Senior Managing Director at New York-based private equity firm Centerbridge Partners from 2006 to January 2009 and, before that, he held a similar position at Spectrum Equity Investors from 2004 to 2006. Before joining the private equity business, Mr. Price served in the Pentagon as Deputy Assistant Secretary of Defense (Spectrum, Space, and Communications) from 2001 to 2004. Prior to joining the Pentagon, he served as President and CEO of LiveWire Ventures from 1998 to 2001, a software and services company he founded in 1998 with Mr. Rosenstein. Mr. Price was also formerly the President and CEO of PriCellular Corporation, a publicly traded cellular phone operator focused on small to mid-sized markets, which was sold in 1998 for $1.4 billion. Earlier in his career, Mr. Price worked as an attorney at Davis, Polk & Wardwell and as an investment banker at Goldman Sachs. Mr. Price graduated magna cum laude from Brown University where he was elected Phi Beta Kappa, and earned a J.D. from the Columbia University School of Law. Mr. Price is qualified to serve on Townsquare’s Board of Directors due to his substantial experience in the Company’s industry and with the Company in particular, and his extensive management experience.
Gary Ginsberg. Mr. Ginsberg joined Townsquare’s Board of Directors in 2010. Mr. Ginsberg is the Executive Vice President of Corporate Marketing and Communications at Time Warner Inc. Before joining Time Warner in February 2010, Mr. Ginsberg was the Executive Vice President of Global Marketing and Corporate Affairs at News Corporation. Mr. Ginsberg coordinated and executed the Company’s global marketing and investor relations programs, as well as its corporate affairs, strategic communications and philanthropic efforts. Mr. Ginsberg joined News Corporation in 1999 as Executive Vice President of Corporate Communications. He was appointed to the Company’s Executive Management Committee in 2000 and to the seven-member Office of the Chairman in 2007. Prior to News Corp., Mr. Ginsberg was a managing director at the New York-based strategic consulting firm of Clark & Weinstock. Previously, he was a senior editor and counsel at George, the monthly political magazine, and a former Assistant Counsel to President Clinton. Mr. Ginsberg began his professional career as an attorney with Simpson Thacher & Bartlett. He is a graduate of the Columbia University School of Law, where he was a Harlan Fiske Stone Scholar. He received his undergraduate degree magna cum laude from Brown University, where he was elected to Phi Beta Kappa. Mr. Ginsberg is qualified to serve on Townsquare’s Board of Directors due to his substantial experience in the Company’s industry and his strong background in corporate strategy and business development.
Stephen Kaplan. Mr. Kaplan joined Townsquare’s Board of Directors in 2010. Mr. Kaplan is a Principal and Portfolio Manager at Oaktree. Mr. Kaplan joined Oaktree in 1995, having previously served as a Managing Director of TCW and portfolio manager of TCW Special Credits Fund V-The Principal Fund. Prior to joining TCW in 1993, Mr. Kaplan was a partner with the law firm of Gibson, Dunn & Crutcher and responsible for that firm’s East Coast bankruptcy and workout practice. During his career as an attorney, Mr. Kaplan specialized in transactions involving the purchase and sale of companies undergoing financial restructurings. Mr. Kaplan graduated with a B.S. degree in Political Science summa cum laude from the State University of New York at Stony Brook and a J.D. from the New York University School of Law. He is a member of the boards of directors of numerous public and private companies. Mr. Kaplan is qualified to serve on Townsquare’s Board of Directors due to his substantial management, finance and legal experience.
David Quick. Mr. Quick joined Townsquare’s Board of Directors in 2010. Mr. Quick is a Senior Vice President at Oaktree. Prior to joining Oaktree in 2004, Mr. Quick spent two years as an Investment Banking Analyst at UBS in Los Angeles, gaining experience in mergers and acquisitions, leveraged buyouts, initial public offerings and debt financings. Prior experience includes internships at Johnson Controls, Inc. and Paine Webber, Inc. Mr. Quick received a B.B.A. degree with distinction with an emphasis in Finance and Accounting from the School of Business Administration at the University of Michigan. Mr. Quick is qualified to serve on Townsquare’s Board of Directors due to his substantial finance and investment banking experience.
Amy Miles. Ms. Miles joined Townsquare’s Board of Directors in June 2014. Ms. Miles has served as the Chair of the Board of Directors of Regal Entertainment Group since March 2015 and as a director and Chief Executive Officer of Regal Entertainment Group since June 2009. Prior to becoming Chief Executive Officer, Ms. Miles served as Regal Entertainment Group’s Executive Vice President, Chief Financial Officer and Treasurer from March 2002 to June 2009. Ms. Miles has also served in various executive officer positions, including Chief Executive Officer, Executive Vice President, Chief Financial Officer and Treasurer, of Regal Cinemas, Inc., a wholly-owned subsidiary of Regal Entertainment Group, since April 1999. Prior to joining Regal, Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999 and was with PricewaterhouseCoopers, LLP from 1989 to 1998. Ms. Miles currently serves as a director for National CineMedia, Inc. (NasdaqGS:NCMI) and Norfolk Southern Corporation (NYSE: NSC) and she serves as an Executive Board Member of the National Association of Theatre Owners. Ms. Miles is qualified to serve on the Board of Directors due to her substantial management, finance and accounting experience and her substantial experience in the media industry.

Corporate Governance
The Board. Townsquare’s Board consists of 7 directors. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board can be filled by a resolution of the Board. The Board is divided into three classes, each serving staggered, three-year terms:

•	our Class I directors are Mr. Ford and Mr. Lebow;

•	our Class II directors are Mr. Price, Mr. Quick and Mr. Ginsberg; and

•	our Class III directors are Mr. Kaplan and Ms. Miles.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.
The Board met in person a total of three times during 2014. The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that Mr. Ginsberg, Mr. Lebow and Ms. Miles do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions and Director Independence.”
Controlled Company. Certain funds managed by Oaktree Capital Management, L.P. (“Oaktree”) control a majority of the voting power of the Company’s outstanding common stock. As a result, the Company is a “controlled company” under the New York Stock Exchange corporate governance standards. As a controlled company, exemptions under the standards free the Company from its obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the Board of Directors be “independent directors,” as defined under the rules of the New York Stock Exchange;

•
that the Company have, to the extent applicable, a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of Nominating and Corporate Governance Committees.

Since the Company has availed itself of the “controlled company” exception under the rules of the New York Stock Exchange, the Company does not have a majority of independent directors on the Board of Directors and the Compensation Committee and Nominating and Corporate Governance Committee are not composed entirely of independent directors. These exemptions do not modify the independence requirements for the Audit Committee, which is compose entirely of independent directors.
There are no family relationships among the Company’s executive officers and directors.
Board Committees. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board has determined that all Audit Committee members are independent under applicable NYSE and SEC rules for committee memberships. The members of the committees are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Steven Price	—	—	Chair
B. James Ford	—	—	—
Gary Ginsberg	Member	Member	Member
Stephen Kaplan	—	—	—
David Lebow	Member	Member	—
David Quick	—	Chair	Member
Amy Miles	Chair	—	—

Audit Committee. The Audit Committee is responsible for, among other matters: (1) appointing, compensating; retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm; (2) discussing with the Company’s independent registered public accounting firm their independence from management; (3) reviewing with the Company’s independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual consolidated financial statements that the Company files with the SEC; (6) reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions. The Audit Committee is currently comprised of Ms. Miles (Chair), Mr. Ginsberg and Mr. Lebow. Townsquare believes that Ms. Miles meets the definition of Audit Committee Financial Expert and that the composition of the Audit Committee meets the requirements for independence and financial literacy under the applicable requirements of the SEC rules and regulations. The Audit Committee met a total of two times during 2014. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement.

Compensation Committee. The Compensation Committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between the Company and its executive officers; and (4) administering the Company’s stock plans and other incentive compensation plans. The Compensation Committee is currently comprised of Mr. Quick (Chair), Mr. Ginsberg and Mr. Lebow. The Compensation Committee met one time during 2014.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying and recommending candidates for membership on the Board of Directors, including nominees recommended by stockholders, (2) reviewing and recommending the composition of Board committees, (3) overseeing the Company’s code of business conduct and ethics, corporate governance guidelines and reporting and (4) making recommendations to the Board of Directors concerning governance matters. The Nominating and Corporate Governance Committee is currently comprised of Mr. Price (Chair), Mr. Ginsberg and Mr. Quick. The Nominating and Corporate Governance Committee met one time during 2014. After the end of the fiscal year, the Nominating and Corporate Governance Committee recommended to the full Board both of the nominees named in this Proxy Statement for reelection to the Board.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. These charters and the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at http://www.townsquaremedia.com/equity-investors/corporate-governance-documents/. The information on the Company’s website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

During 2014, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board on which such person served (during the periods that such person served).

Risk Oversight. The Board of Directors has delegated oversight of Townsquare’s risk management process to the Audit Committee. The other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk. Townsquare’s management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
Code of Ethics. Townsquare has adopted a written Code of Business Conduct and Ethics (“Code of Business Conduct”) which applies to all of its directors, officers and other employees, including its principal executive officer, principal financial officer and controller. In addition, Townsquare has adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”) which applies to its principal executive officer, principal financial officer, controller and other designated members of the Company’s management. Copies of each code are available on the Company’s corporate website www.townsquaremedia.com. The information contained on the Company’s website does not constitute a part of this Proxy Statement. The Company will provide any person, without charge, upon request, a copy of the Company’s Code of Business Conduct or Code of Ethics. Such requests should be made in writing to the attention of Chief Financial Officer at the following address: 240 Greenwich Avenue, Greenwich, Connecticut 06830.
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2014.
Review, Approval or Ratification of Transactions with Related Persons. The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the party to the transaction has or will have a direct or indirect interest.
Considerations in Evaluating Director Nominees. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the Nominating and Corporate Governance Committee will consider the current size and composition of the Board of Directors and the needs of the Board and the respective committees of the Board. Some of the qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to the Board of Directors and the Management of the Company based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. Although the Board of Directors does not maintain a specific policy with respect to board diversity, the Board believes that it should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints.
The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the full Board of Directors the director nominees for selection.
Compensation Committee Interlocks and Insider Participation. None of the Company’s executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.
Communications with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Secretary at 240 Greenwich Avenue, Greenwich, Connecticut 06830, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Compensation of the Board
The information contained in “Executive Compensation-Compensation of Directors” is incorporated herein by reference.
Executive Officers
The following sets forth information regarding executive officers of the Company. Biographical information pertaining to Mr. Price, who is both a director and an executive officer of the Company, can be found in the section entitled “Directors.”

Name	Age as of the Annual Meeting	Position with the Company
Steven Price	53	Chairman and Chief Executive Officer
Stuart Rosenstein	54	Executive Vice President and Chief Financial Officer
Bill Wilson	47	Executive Vice President and Chief Content and Digital Officer
Alex Berkett	40	Executive Vice President, Business Development and Mergers and Acquisitions
Erik Hellum	50	Executive Vice President
Dhruv Prasad	37	Executive Vice President, Live Events
Mark Stewart	55	Executive Vice President and Chief Strategic Officer
Stuart Rosenstein. Mr. Rosenstein co-founded Townsquare in May 2010 and is the Co-Founder and Managing Director of FiveWire, an entity formed for the purpose of investing in the Company. Prior to co-founding FiveWire in January 2009, Mr. Rosenstein was previously the owner and managing principal from 2004 to January 2009 of AMG Financial, a private lending firm that extended financing and provided collateralized loans and other services principally to the real estate industry. Prior to founding AMG Financial in 2005, he co-founded LiveWire Ventures in 1998 with Mr. Price and served as the company’s Executive Vice President and Chief Financial Officer. Prior to that, he served as the Executive Vice President and Chief Financial Officer of PriCellular Corporation. Mr. Rosenstein started his career at Ernst & Young and was a senior manager at the firm until leaving to join PriCellular in 1990. Mr. Rosenstein earned his B.S. magna cum laude in Business Administration (Accounting) from the State University of New York at Buffalo. He is a member of the American Institute of Certified Public Accountants (AICPA) and the New York Society of Certified Public Accountants.
Bill Wilson. Mr. Wilson joined Townsquare in September 2010. Previously, Mr. Wilson was President of AOL Media from 2006 to May 2010 where he had overall responsibility for the Company’s global content strategy. In his nine years at AOL, he also served in a number of roles including President, AOL Programming & Studios and Executive Vice President, AOL Programming. Under his leadership, AOL’s content sites grew to reach more than 75 million monthly unique visitors domestically and over 150 million worldwide. Prior to joining AOL in 2001, Mr. Wilson served as Senior Vice President for Worldwide Marketing at Bertelsmann Music Group (BMG), where he was responsible for worldwide marketing including artist, digital and non-traditional marketing across over 50 countries for the world’s biggest artists including Christina Aguilera, Dave Matthews Band, Outkast, Whitney Houston and Santana. Mr. Wilson started his career at BMG subsidiary Arista Records where he was a product manager working with artists across numerous genres including Notorious B.I.G., Kenny G, Sarah McLachlan and Spiritualized. Mr. Wilson graduated summa cum laude from the State University of New York at Stony Brook with a B.A. in economics and a B.S. in business management and earned an M.B.A. with honors in finance and marketing from Rutgers University’s Graduate School of Management.
Alex Berkett. Mr. Berkett co-founded Townsquare in May 2010 and is a Managing Director of FiveWire, an entity formed for the purpose of investing in the Company, which he joined in February 2009. Prior to joining FiveWire, Mr. Berkett worked in J.P. Morgan’s Technology, Media & Telecom Investment Banking Group, from May 2008 to February 2009, which he joined following the firm’s acquisition of Bear, Stearns & Co. Inc. Mr. Berkett spent 11 years in the investment banking division of Bear Stearns, most recently as a Managing Director, focused on mergers and acquisitions for media and entertainment companies. During his tenure at Bear Stearns, he worked on a variety of transactions across numerous media sectors and was responsible for the execution of multi-billion dollar transactions for such clients as Time Warner, Walt Disney, Time Warner Cable, Viacom, The News Corporation, Digitas, and Take-Two Interactive Software. While at Bear Stearns, Mr. Berkett was involved in transactions totaling over $175 billion in aggregate value. Mr. Berkett received a B.A. summa cum laude from the University of Pennsylvania.
Erik Hellum. Mr. Hellum joined Townsquare in August 2010 following the acquisition of GAP Radio Broadcasting, where he served as President of GAP West from May 2008 to August 2010. Prior to joining GAP West, Mr. Hellum worked at

Bonneville International Communications, where he was Vice President/Market Manager of WIL/WRTH in St. Louis, MO from October 2002 to November 2004 and spent 4 years as Vice President/Market Manager of KTAR AM/FM and KPKX in Phoenix, AZ from November 2004 to April 2008. Previously, Mr. Hellum was Vice President-Sales for AM/FM and oversaw Clear Channel’s early cross-platform sales efforts. He began his career at Katz Radio, where he held positions of increasing responsibility in Boston, Philadelphia, Chicago, Los Angeles, and New York. Mr. Hellum received a B.A. from the University of Wisconsin.
Dhruv Prasad. Mr. Prasad co-founded Townsquare in May 2010 and is a Managing Director of FiveWire, an entity formed for the purpose of investing in the Company, which he joined in June 2009. Prior to joining FiveWire, Mr. Prasad spent nearly a decade in private equity investing and corporate finance, completing transactions in media, communications, financial services, real estate, and energy/infrastructure. Most recently, he was with Thomas H. Lee Partners from August 2007 to June 2009, a $22 billion global private equity firm based in Boston. Previously, Mr. Prasad worked at Spectrum Equity Investors from 2003 through 2005, where he first worked directly with Mr. Price. He began his career in the investment banking division of Salomon Smith Barney, where he worked in New York and Hong Kong. Mr. Prasad received an A.B. cum laude from Dartmouth College and an M.B.A. from the Wharton School at the University of Pennsylvania.
Mark Stewart. Mr. Stewart joined Townsquare Media in May 2012 from Kraft Foods where he held the position of Vice President Global Media. In this position, Mr. Stewart managed over $2 billion in media spending, contemporized their approach and drove a dramatic increase in digital investment. Prior to joining Kraft Foods in 2009, Mr. Stewart was Executive Vice President and Managing Director, OMD N.Y., where he oversaw all client and business activities. Prior to joining OMD, Mr. Stewart spent 10 years with McCann Worldgroup where he held the positions of Media Director; Managing Director, Universal McCann North America; and Chief Strategy Officer, Universal McCann Worldwide. Mr. Stewart founded and managed Media First International and he has held various executive positions at J. Walter Thompson in both New York and Sydney, Australia. Mr. Stewart was named Adweek Magazine’s “Media Director of the Year” and “Media Maven” by Ad Age Magazine. He has served on the 4A’s Media Policy Council, the ANA Media Leadership Committee, was Jury President at the 2005 Cannes International Advertising Festival, and currently sits on the board of the Wharton School Future of Advertising Program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of the Company’s Class A, Class B and Class C common stock as of April 10, 2015 for:

•	each beneficial owner of more than 5% of any class of the Company’s outstanding shares;

•	each of the Company’s named executive officers;

•	each of the Company’s directors; and

•	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.
Shares of Common Stock Owned

	Class A(2)		Class B(2)		Class C(2)		Total(3)
Name of Beneficial Owner(1)	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders
Certain funds managed by Oaktree (4)	10,200,715	46.4	2,151,373	31.2	—	—	12,352,088	36.6
GE Capital and its affiliates (5)	—	—	—	—	3,258,139	66.6	3,258,139	9.6
Funds affiliated with MSD Capital Management(6)	—	—	—	—	1,636,341	33.4	1,636,341	4.8

Non-Employee Directors
B. James Ford (4)	—	—	—	—	—	—	—	—
Gary Ginsberg (7)	29,856	*	—	—	—	—	29,856	*
Stephen Kaplan (4)	—	—	—	—	—	—	—	—
David Lebow (8)	34,556	*	—	—	—	—	34,556	*
Amy Miles (9)	10,000	*	—	—	—	—	10,000	*
David Quick (4)	—	—	—	—	—	—	—	—

Executive Officers
Steven Price (10)	50,737	*	2,524,940	36.6	—	—	2,575,677	7.6
Stuart Rosenstein (11)	—	—	974,979	14.1	—	—	974,979	2.9
Bill Wilson (12)	591,237	2.7	—	—	—	—	591,237	1.8
Alex Berkett (13)	—	—	499,343	7.2	—	—	499,343	1.5
Erik Hellum (14)	232,232	1.1	—	—	—	—	232,232	*
Dhruv Prasad (15)	—	—	499,343	7.2	—	—	499,343	1.5
Mark Stewart (16)	69,642	*	—	—	—	—	69,642	*
All Directors and Current Executive Officers as a Group (13 persons)	1,018,260	4.6	4,498,605	65.2	—	—	5,516,865	16.3
* Represents less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Townsquare Media, Inc., 240 Greenwich Avenue, Greenwich, Connecticut 06830.

(2)
Holders of Class C common stock are not entitled to vote on matters to be voted upon by shareholders generally, whereas each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment of any specific rights of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights of the holders of Class A common stock. In connection with the transfer of shares of Class B common stock, unless the transferee is an affiliate or related party of Oaktree or FiveWire Media Ventures, LLC, an investment vehicle controlled by certain members of management ("FiveWire"), such transferred shares automatically convert into an equal number of shares of Class A common stock. In connection with the transfer of shares of Class C common stock, unless prior to such transfer, the transferor or transferee sends a notice to the Company requesting that the shares of Class C common stock remain shares of Class C common stock following such transfer, such transferred shares will automatically convert into an equal number of shares of Class A common stock. Each holder of Class B common stock or Class C common stock is entitled to convert at any time all or any part of such holder’s shares of Class B common stock or Class C common stock, as applicable, into an equal number of shares of Class A common stock. However, to the extent that such conversion or transfer would result in the holder or transferee holding more than 4.99% of the Class A common stock following such conversion or transfer, the holder or transferee shall first deliver to the Company an ownership certification for the purpose of enabling the Company (i) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) to seek any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class B common stock or Class C common stock if the Company in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.

(3)
Total shares of Class A common stock, Class B common stock and Class C common stock, including shares underlying warrants to purchase Class A common stock, which are immediately exercisable for a de minimis purchase price per share. Also includes shares underlying options to purchase shares of Class A common stock and Class B common stock, which are immediately exercisable but subject to restrictions on transfer.

(4)
Includes 8,605,491 shares of Class A common stock that can be acquired upon exercise of outstanding warrants. Includes 1,513,122 shares of Class B common stock and warrants to purchase 6,052,487 shares of Class A common stock, which will be immediately exercisable for a de minimis exercise price per share, directly beneficially owned by OCM POF IV AIF GAP Holdings, L.P. (“GAP Holdings”) and 1,595,224 shares of Class A common stock, 638,251 shares of Class B common stock and warrants to purchase 2,553,004 shares of Class A common stock directly beneficially owned by OCM PF/FF Radio Holdings PT, L.P. (“Radio Holdings”). Oaktree Capital Group Holdings GP, LLC (“OCGH”) is the general partner of Oaktree Capital Group Holdings, L.P. (“Capital Group LP”). capital Group LP is the sole voting shareholder of Oaktree AIF Holdings, Inc. (“AIF Holdings”). AIF Holdings is the general partner of Oaktree AIF Investments, L.P. (“AIF Investments”). AIF Investments is the general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”). Oaktree GP III is the sole member of Oaktree Fund GP AIF, LLC (“Fund GP AIF LLC”). Fund GP AIF LLC is the general partner of Oaktree Fund AIF Series, L.P.-Series B (“Series B”), Oaktree Fund AIF Series, L.P.-Series I (“Series I”) and Oaktree Fund AIF Series, L.P.-Series D (“Series D”). Series B is the general partner of OCM Principal Opportunities Fund IV AIF (Delaware), L.P. (“Principal Opportunities”). Principal Opportunities is the sole member of OCM/GAP Holdings IV, LLC (“OCM/GAP”). OCM/GAP is the general partner of GAP Holdings. Series I and Series D are general partners of Radio Holdings. OCGH is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, David M. Kirchheimer, Sheldon M. Stone, Larry W. Keele and Stephen A. Kaplan (each, an “OCGH Member” and collectively, the “OCGH Members”). In such capacity, the OCGH Members may be deemed indirect beneficial owners of the securities directly beneficially owned by GAP Holdings and Radio Holdings. These securities also may be deemed beneficially owned by Mr. Ford and Mr. Quick by virtue of being officers of Oaktree Capital Management, L.P., which manages the investments of Principal Opportunities. Except to the extent of their respective pecuniary interest, each OCGH Member and each of the general partners, managers, officers and members described above disclaims beneficial ownership of these securities. The address for all of the entities and individuals identified above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(5)
Includes 2,996,283 shares of Class C common stock directly beneficially owned by GE Capital Equity Holdings, Inc. (“GECEH”), 144,284 shares of Class C common stock directly beneficially owned by GE Business Financial Services Inc. (“GEBFS”), and 117,572 shares of Class C common stock directly beneficially owned by Antares Capital Corporation (“Antares”). Each of GECEH, GEBFS and Antares is a subsidiary of and controlled by General Electric Capital Corporation, which is a wholly-owned subsidiary of General Electric Company, a public company listed on the New York Stock Exchange. The address for each of the entities identified above is the entity name c/o GE Capital Corporation, 201 Merritt 7, Norwalk, Connecticut 06851, Attn: Equity Account Manager.

(6)
Includes 189,493 shares of Class C common stock directly beneficially owned by SOF Investments, L.P. (“SOF Investments”) and 1,446,848 shares of Class C common stock directly beneficially owned by SOF Investments, L.P.-Private V (“SOF Private V”). MSD Capital, L.P. (“MSD Capital”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, SOF Investments and SOF Private V. MSD Capital Management LLC (“MSD Capital Management”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management. Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management. The address for all of the entities and individuals identified above is c/o MSD Capital Management, LLC, 645 Fifth Avenue, 21st Floor, New York, New York 10012.

(7)
Includes 26,057 shares of Class A common stock that can be acquired upon the exercise of options granted in connection with Townsquare Media, Inc.’s initial public offering (the “Offering”), and that will be exercisable upon grant but subject to certain transfer restrictions.

(8)
Includes 26,536 shares of Class A common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions.

(9)
Includes 10,000 shares of Class A common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions.

(10)
Includes 574,980 shares of Class B common stock held by FiveWire. Mr. Price is the Managing Member of FiveWire, and as a result may be deemed to have beneficial ownership of the shares held by it. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 1,824,019 shares of Class B common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Price, and the other

FiveWire Holders (as defined below) have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(11)
Mr. Rosenstein is a Member of FiveWire and accordingly may be deemed to share in the voting and dispositive power of the shares owned by such entity. Mr. Rosenstein disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 912,009 shares of Class B common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Rosenstein, and the other FiveWire Holders have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(12)
Includes 456,005 shares of Class A common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions.

(13)
Mr. Berkett is a Member of FiveWire and accordingly may be deemed to share in the voting and dispositive power of the shares owned by such entity. Mr. Berkett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 456,005 shares of Class B common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Berkett, and the other FiveWire Holders have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(14)
Includes 211,716 shares of Class A common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions.

(15)
Mr. Prasad is a Member of FiveWire and accordingly may be deemed to share in the voting and dispositive power of the shares owned by such entity. Mr. Prasad disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 456,005 shares of Class B common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Prasad, and the other FiveWire Holders have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(16)
Includes 65,144 shares of Class A common stock that can be acquired upon the exercise of options granted in connection with the Offering, and that will be exercisable upon grant but subject to certain transfer restrictions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
Second Amended and Restated Registration Agreement
In connection with the initial public offering of shares of Class A common stock in July 2014 (the “IPO”), the Company entered into the Second Amended and Restated Registration Agreement with certain funds managed by Oaktree and certain other of the Company’s equity holders. Under the agreement, Oaktree has the ability to cause Townsquare Media, Inc. to register shares of Class A common stock held by Oaktree. In addition, Oaktree and certain other equity holders have the right to participate in certain registrations by Townsquare of its equity securities.
Stockholders’ Agreement
In connection with the IPO, Townsquare entered into a Stockholders’ Agreement with Oaktree, FiveWire and certain executive officers, including Steven Price, Stuart Rosenstein, Alex Berkett and Dhruv Prasad (the “FiveWire Holders”). Under this agreement, certain funds managed by Oaktree will have the right to designate three director designees to the Board of Directors so long as Oaktree beneficially owns at least 33.3% of the number of shares of common stock it held immediately following the IPO. Each of the directors designated by Oaktree has two votes on each matter until Oaktree ceases to beneficially own at least 70.0% of the number of shares of common stock it held immediately following the IPO.
In addition, for so long as Oaktree beneficially owns at least one-third of the number of shares of common stock it held immediately following the IPO, each FiveWire Holder will take all necessary actions to cause the election of such Oaktree director designees.
Furthermore, pursuant to the Stockholders’ Agreement, each FiveWire Holder has granted to Oaktree an irrevocable proxy to vote their shares of Class B common stock, which shall remain in effect for so long as Oaktree beneficially owns at least 50% of the number of shares of common stock it held immediately following the IPO. Such proxy is assignable by Oaktree to any single transferee, or group of affiliated transferees, of all of the shares of common stock beneficially owned by Oaktree immediately following the IPO.
Selldown Agreement
In connection with the IPO, Townsquare entered into the Selldown Agreement, pursuant to which the FiveWire Holders and certain other members of management are subject to certain restrictions on sales of the common stock held by them. Pursuant to the terms of the Selldown Agreement, the FiveWire Holders and management members are generally restricted from transferring a specified percentage (which is expected to range between 50% and 100%) of the shares of common stock held by them at the closing of the IPO. If Oaktree sells a portion of the shares of common stock or warrants to purchase common stock that it holds (the percentage of shares and warrants, collectively, held by Oaktree at such time that it sells in such a transaction, referred to as the “Sale Percentage”), the FiveWire Holders and management members are permitted to sell a percentage of the shares of common stock and warrants held by them, up to an amount equal to the Sale Percentage. Under the Selldown Agreement, approximately 50%, 100%, and 100% of the shares of Class B common stock held by FiveWire, Mr. Price and Mr. Rosenstein, respectively, are subject to the foregoing restrictions on transfer, and approximately 57% of the shares of Class A common stock held by Mr. Wilson are subject to these restrictions. The Selldown Agreement will terminate on the earlier of (i) the date that Oaktree no longer holds at least 10% of the shares of common stock and warrants exercisable for common stock, collectively, held by Oaktree immediately following closing of the IPO, and (ii) the third anniversary of the closing of the IPO.
Outstanding Warrants
The Company has issued warrants exercisable for Class A Common Units and Class A Preferred Units to certain of its investors, including funds advised by Oaktree. The warrant holders are entitled to substantially identical economic rights as if they held the underlying Class A Common Units and Class A Preferred Units and are also entitled to antidilution rights in certain events, including but not limited to stock dividends, splits or combinations. Each warrant entitles the holder to one of the underlying units for an exercise price of $0.0001 per unit, and are exercisable at the holder’s option at any time upon delivery, prior to the expiration date, of the warrant, accompanied by payment of the exercise price for the number of units with respect to which the warrant is being exercised. In the conversion, each outstanding warrant exercisable for Class A Preferred Units and each outstanding warrant exercisable for Class A Common Units will be exchanged for warrants exercisable for a number of shares of Class A common stock of the Company based on the relative amount that each such warrant would be entitled to receive under the warrant agreement pursuant to which such warrant was issued in connection with a hypothetical liquidation of the company. The Company currently has approximately 9.5 million warrants to purchase Class A common stock outstanding.

Indemnification of Directors and Officers
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with future directors and executive officers.
Board Observer Rights
In connection with the IPO, the Company has granted GE Capital the right to have one observer attend meetings of the Board of Directors and committees, for so long as GE Capital and its affiliates collectively own at least approximately 10% of the Company’s then outstanding Common Stock (giving effect to outstanding warrants and considered together as a single class). In addition, as long as GE Capital and its affiliates do not transfer the Common Stock they hold, they will continue to have the right to appoint one observer to attend meetings of the Company’s Board of Directors and committees, even if GE Capital and its affiliates collectively own less than approximately 10% of the Company’s then outstanding Common Stock (giving effect to outstanding warrants and considered together as a single class).
Director Independence
The Board has determined that three of the Company’s directors, including Mr. Ginsberg, Mr. Lebow and Ms. Miles, satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Exchange Act.

EXECUTIVE COMPENSATION
The following discussion and tabular disclosure describes the material elements of compensation for the Company’s most highly compensated executive officers as of December 31, 2014 (collectively, the “NEOs”). The NEOs for 2014 were Steven Price, Stuart Rosenstein and Bill Wilson.
Summary Compensation Table
The following table sets forth information concerning the total compensation received by, or earned by, each of the NEOs during the past two fiscal years.

Name and principal position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified deferred Compensation earnings	All Other Compensation(2)	Total
Steven Price, Chairman and Chief Executive Officer(3)	2014	$450,000	$600,000	$1,385,351(4)	$8,536,409(5)	—	—	$84,610	$11,056,370
	2013	$400,000	$600,000	—	—	—	—	$69,744	$1,069,744
Stuart Rosenstein, Executive Vice President and Chief Financial Officer	2014	$400,000	$600,000	$692,670(4)	$4,268,202(5)	—	—	$84,610	$6,045,482
	2013	$300,000	$600,000	—	—	—	—	$69,744	$969,744
Bill Wilson, Executive Vice President and Chief Content and Digital Officer	2014	$650,000	$450,000	$378,248(6)	$2,134,103(7)	—	—	$62,740	$3,675,091
	2013	$650,000	$450,000	—	—	—	—	$32,697	$1,132,697

(1)	The bonuses paid to Mr. Price, Mr. Rosenstein and Mr. Wilson are discretionary cash bonuses granted by the Board of Directors based upon an annual review of their performance for the year.

(2)
The narrative and chart below under “All Other Compensation” sets forth information regarding all other types of compensation provided to Mr. Price, Mr. Rosenstein and Mr. Wilson for the fiscal years ended December 31, 2014 and 2013.

(3)	Mr. Price also serves as the Chairman of the Board of Directors, but receives no compensation for such service on the Board of Directors.

(4)
Represents the value of shares of Class B stock granted to Mr. Price and Mr. Rosenstein upon the conversion of Townsquare Media, LLC to Townsquare Media, Inc., in connection with the Company's July 2014 initial public offering, in exchange for previously held incentive units of Townsquare Media, LLC.

(5)
Represents the value of options to purchase shares of Class B common stock granted to Mr. Price and Mr. Rosenstein upon the conversion of Townsquare Media, LLC to Townsquare Media, Inc., in connection with the Company’s July 2014 initial public offering, in exchange for previously held incentive units of Townsquare Media, LLC.

(6)
Represents (a) the value of shares of Class A stock granted to Mr. Wilson upon the conversion of Townsquare Media, LLC to Townsquare Media, Inc., in connection with the Company’s July 2014 initial public offering, in exchange for previously held incentive units of Townsquare Media, LLC and (b) the value of a separate stock award to Mr. Wilson in January 2014.

(7)
Represents the value of options to purchase shares of Class A common stock granted to Mr. Wilson upon the conversion of Townsquare Media, LLC to Townsquare Media, Inc., in connection with the Company's July 2014 initial public offering, in exchange for previously held incentive units of Townsquare Media, LLC.

Narrative Disclosure to Summary Compensation Table
Employment Agreements
The Company does not have any employment agreements in place for the NEOs.

Bonus
The bonus awarded to each NEO is a cash bonus awarded annually by the Board of Directors (the “Board”) that is subject to annual review. The Board, in its sole and complete discretion, determines the amount of the bonus based on employee performance for the year.
All Other Compensation
The Company maintains for the benefit of its United States employees a 401(k) Retirement and Savings Plan, which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Townsquare’s employees are eligible for participation in the plan after completing three months of service with the Company once they have attained age 21. Employees may make pre-tax contributions of up to the lesser of 60% of such employee’s compensation or the maximum amount permitted under the Code. Distributions are generally payable in a lump sum after termination of employment, retirement, death, disability, plan termination, attainment of age 70.5, disposition of substantially all of the Company’s assets or upon financial hardship. The plan also provides for loans to participants. No loans to executive officers exist as of the date of this filing.

Name	Year	Commuting(1)	Tax Gross-Up Payments	Healthcare Benefits(2)	Total
Steven Price	2014	$18,000	$ 10,000(3)	$56,610	$84,610
	2013	$18,000	—	$51,744	$69,744
Stuart Rosenstein	2014	$18,000	$ 10,000(3)	$56,610	$84,610
	2013	$18,000	—	$51,744	$69,744
Bill Wilson	2014	—	$ 26,095(4)	$36,645	$62,740
	2013	—	—	$32,697	$32,697

(1)	The commuting benefits column represents the annual automobile allowance granted to both Mr. Price and Mr. Rosenstein for the years 2014 and 2013. Mr. Wilson does not have an automobile allowance.

(2)	The healthcare benefits column represents the cost of insurance premiums for the health insurance of Mr. Price, Mr. Rosenstein and Mr. Wilson.

(3)	Reflects a tax gross-up payment to Mr. Price and Mr. Rosenstein in 2014 to offset a tax liability arising from commuting benefits received from the Company.

(4)	Reflects a tax gross-up payment to Mr. WTcw#05ilson in 2014 to offset a tax liability arising from a stock award received from the Company in January 2014.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards of the NEOs as of December 31, 2014. The market value of the shares in the following table is the fair value of such shares at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Steven Price	1,824,019	—	—	$11.00	7/24/2024	—	—	—	—
Stuart Rosenstein	912,009	—	—	$11.00	7/24/2024	—	—	—	—
Bill Wilson	456,005	—	—	$11.00	7/24/2024	—	—	—	—

Options Exercised and Stock Vested
The following table sets forth certain information with respect to the vesting or exercise of stock awards during the fiscal year ended December 31, 2014 with respect to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven Price	—	—	—	—
Stuart Rosenstein	—	—	—	—
Bill Wilson	—	—	—	—
Annual Performance Bonus Plan
In connection with the IPO, the Company adopted the Townsquare Media, Inc. Annual Performance Bonus Plan (the “Annual Bonus Plan”). The Annual Bonus Plan provides for the grant of bonus awards to employees of the Company and/or its subsidiaries and will be administered by the Compensation Committee. The Compensation Committee will, in its sole discretion, grant bonus awards to participants in whole or in part in cash, common stock or other property, based on any or all of the following: (i) attainment of time-based vesting conditions; (ii) attainment of any performance goal established by the Compensation Committee with respect to any performance period; or (iii) the Compensation Committee’s evaluation of a participant’s individual performance for the Company and/or its subsidiaries. Unless otherwise agreed by the Compensation Committee, an employee must be employed by the Company and/or its subsidiaries on the applicable date of payment of a bonus award in order to receive payment.
2014 Omnibus Incentive Plan
In connection with the IPO, the Company adopted the 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of the Company or its subsidiaries, as well as others performing consulting or advisory services for the Company, will be eligible for grants under the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in the Company’s long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2014 Incentive Plan. For further information about the 2014 Incentive Plan, please refer to the complete copy of the 2014 Incentive Plan filed as Exhibit 10.8 to Townsquare’s registration statement on Form S-1 (Amendment No. 2) filed on July 14, 2014.
Administration
The 2014 Incentive Plan is administered by the Compensation Committee. Among the Compensation Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2014 Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2014 Incentive Plan as it deems necessary or proper. The Compensation Committee has the authority to administer and interpret the 2014 Incentive Plan, to grant discretionary awards under the 2014 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2014 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2014 Incentive Plan to the Company’s executive officers.
Available Shares
The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to which awards may be granted may not exceed 12,000,000 shares, including shares of Class A common stock and Class B common stock underlying options to be granted in connection with the IPO. The number of shares available for issuance under the 2014 Incentive Plan are subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, the Company may make any adjustments it considers appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares that are available for issuance under the 2014 Incentive Plan may be, in whole or in part, either authorized and unissued shares of the Company’s common stock or shares of common stock held in or acquired for the Company’s treasury. In general, if awards under the 2014 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Incentive Plan.

Eligibility for Participation
Members of the Company’s Board of Directors, as well as employees of, and consultants to, us or any of the Company’s subsidiaries and affiliates are eligible to receive awards under the 2014 Incentive Plan.
Award Agreement
Awards granted under the 2014 Incentive Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.
Stock Options
The Compensation Committee may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of the Company’s common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.
Stock Appreciation Rights
The Compensation Committee may grant stock appreciation rights, referred to as SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, referred to as a Tandem SAR, or independent of a stock option, referred to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of common stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of the Company’s common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of the Company’s common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2014 Incentive Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.
Restricted Stock
The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.
Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.
If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Incentive Plan and are discussed in general below.
Other Stock-Based Awards
The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2014 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of the Company’s common stock or factors that influence the value of such shares. The Compensation Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Incentive Plan and discussed in general below.
Other Cash-Based Awards
The Compensation Committee may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.
Performance Awards
The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as performance based compensation under Section 162(m) of the Code as well as performance based awards that are not intended to qualify as performance based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.
Performance Goals
The Compensation Committee may grant awards of stock options, restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) income per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) income before interest and taxes; (13) income before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenue; (19) gross revenue; (20) revenue growth; (21) annual recurring revenue; (22) recurring revenue; (23) license revenue; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee; (28) the fair market value of a share of common stock; (29) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.
To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to the Company’s operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.
Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee.

In addition, all performance goals may be based upon the attainment of specified levels of the Company’s performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.
Change in Control
In connection with a change in control, as defined in the 2014 Incentive Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2014 Incentive Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by the Company for an amount equal to the excess of the price of a share of the Company’s common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of the Company’s common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may to provide for accelerated vesting or lapse of restrictions of an award at any time.
Stockholder Rights
Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of the Company’s common stock covered by any award until the participant becomes the record holder of such shares.
Amendment and Termination
Notwithstanding any other provision of the 2014 Incentive Plan, the Board of Directors may at any time amend any or all of the provisions of the 2014 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2014 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.
Transferability
Awards granted under the 2014 Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.
Recoupment of Awards
The 2014 Incentive Plan provides that awards granted under the 2014 Incentive Plan are subject to any recoupment policy that the Company may have in place or any obligation that it may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Compensation of Directors
The table below summarizes the compensation paid to Mr. Ford, Mr. Ginsberg, Mr. Kaplan, Mr. Lebow, Mr. Quick and Ms. Miles during fiscal year 2014:
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
B James Ford(1)	—	—	—	—	—	—	—
Gary Ginsberg	$ 25,000(2)	$ 19,789(3)	$ 121,947(4)	—	—	—	$166,736
Stephen Kaplan(1)	—	—	—	—	—	—	—
David Lebow	$ 25,000(2)	$ 19,789(3)	$ 121,947(4)	—	—	—	$166,736
David Quick(1)	—	—	—	—	—	—	—
Amy Miles	$ 29,167(5)	—	$ 46,800(6)	—	—	—	$75,967

(1)	Mr. Ford, Mr. Kaplan and Mr. Quick are the Oaktree Directors and they did not individually receive any compensation for serving on the Board nor did they receive any grants of carry units in 2014.

(2)	Mr. Ginsberg and Mr. Lebow served as directors of the Company for the full year and received a director fee of $25,000 for 2014.

(3)
Represents the value of shares of Class A restricted stock granted to Mr. Ginsberg and Mr. Lebow upon the conversion of Townsquare Media, LLC to Townsquare Media, Inc., in connection with the Company’s July 2014 initial public offering, in exchange for previously held incentive units of Townsquare Media, LLC.

(4)
Represents the value of options to purchase shares of Class A common stock granted to Mr. Ginsberg and Mr. Lebow upon the conversion of Townsquare Media, LLC to Townsquare Media, Inc., in connection with the Company’s July 2014 initial public offering, in exchange for previously held incentive units of Townsquare Media, LLC.

(5)
Ms. Miles has served as a director of the Company since June 2014. Her fees include a director fee of $25,000 and a fee of $25,000 for her service as Chair of the Audit Committee, each pro-rated for her service from June 2014 to the end of the fiscal year.

(6)	Represents the value options to purchase shares of Class A common stock granted to Ms. Miles for her service as Director at the time of the Company’s July 2014 initial public offering.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2014. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.
The Audit Committee consists of three members: Ms. Miles (Chair), Mr. Ginsberg and Mr. Lebow. All of the members are independent directors under the NYSE and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at http://www.townsquaremedia.com/equity-investors/corporate-governance-documents/.
In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014 with the Company’s management and McGladrey LLP, the Company’s independent registered public accounting firm (“McGladrey”). The Audit Committee has also discussed with McGladrey the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee also has received and reviewed the written disclosures and the letter from McGladrey required by applicable requirements of the PCAOB regarding McGladrey’s communications with the Audit Committee concerning independence, and has discussed with McGladrey its independence from the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Members of the Audit Committee

Amy Miles (Chair), Gary Ginsberg and David Lebow

PROPOSALS
Overview of Proposals
This Proxy Statement contains two proposals requiring stockholder action:

•	Proposal One requests the reelection of two directors to the Board; and

•	Proposal Two requests the ratification of McGladrey LLP as the Company’s independent registered public accounting firm for 2015.

Each proposal is discussed in more detail below.
Proposal One - Reelection of Directors
The Board has nominated Mr. Ford and Mr. Lebow to be elected to serve until the third succeeding annual meeting of stockholders after their reelection and until their respective successors are duly elected and qualified.
At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the reelection of the Board’s two nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.
The Board recommends that stockholders vote FOR the reelection of directors Ford and Lebow.

Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has re-appointed McGladrey LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2015. McGladrey LLP has served as the Company’s independent registered public accounting firm since 2010.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2015. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. Representatives of McGladrey LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.
Principal Accountant Fees and Services
The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2014 and December 31, 2013.

McGladrey LLP	2014 ($)	2013 ($)
Audit Fees(1)	1,359,225	655,860
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	33,900	22,150
Total Fees	1,393,125	678,010

(1) Audit fees relate to professional services rendered in connection with (a) the audit of the Company’s annual financial statements, (b) quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, (c) audit services provided in connection with other statutory and regulatory filings, (d) the filing of the Company's registration statement on Form S-1, related to its initial public offering in July 2014 and (e) an unsecured senior notes offering by the Company in 2013.
(2) Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3) Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.
(4) Fee related to services provided in connection with the audit of the Company's 401(k) Retirement and Savings Plan.
The Board recommends a vote FOR Proposal Two.
Other Matters
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
Dated: April 14, 2015

BY ORDER OF THE BOARD OF DIRECTORS,

Steven Price
Chief Executive Officer and
Chairman of the Board of Directors